SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
________________________________

Date of Report (Date of earliest event reported):
February 6, 2008

Alpharma Inc.

(Exact Name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification No.)

440 Route 22, Bridgewater New Jersey 08807
(Address of principal executive offices)

(Registrant’s telephone number, including area code)
(866) 322-2525

(Former name or former address, if changed since
last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

1. On February 6, 2008, Alpharma Inc. (the “Company”) and certain of its subsidiaries entered into a Stock and Asset Purchase Agreement (the “Agreement”) to sell the Company’s Active Pharmaceutical Ingredients business to Alfanor 7152 AS (under change of name to Otnorbidco AS), Otdenholdco ApS and Otdelholdco Inc. (collectively, the “Buyer”), affiliates of 3i Group plc, for $395 million in cash.  The final purchase price is subject to adjustment based on the closing net cash balance and working capital of the business and is expected to generate net proceeds, after taxes, fees and expenses, of approximately $365 million.  The transaction is expected to close in the second quarter of 2008, pending regulatory approvals and other customary closing conditions.  There is no financing condition to the obligations of the Buyer to consummate the transaction, and equity and debt commitments for the full purchase price have been received.

Following the sale of its Active Pharmaceutical Ingredients business, the Company’s businesses will be comprised of its Pharmaceuticals and Animal Health business segments.

Pursuant to the Agreement, the Company and certain of its subsidiaries will sell to the Buyer all of the outstanding capital stock of certain of the Company’s indirect subsidiaries.  In addition, Buyer will purchase specified assets, and assume specified liabilities, of the Company and certain of its subsidiaries.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement itself, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1.

2. On February 6, 2008, the Company entered into a letter agreement (the “Letter Agreement”) amending the Amended and Restated Loan and Security Agreement dated March 10, 2006, as amended (the “Loan and Security Agreement”), among the Company, certain of its subsidiaries, various financial institutions party thereto from time to time (the “Lenders”) and Bank of America, N.A., in its capacity as a Lender and collateral and administrative agent (the “Agent”), pursuant to which (i) subject to certain agreements and the satisfaction of certain conditions precedent, the Agent and the Lenders agreed to waive a certain provision of the Loan and Security Agreement, consent to the sale of the Company’s Active Pharmaceutical Ingredients business and execute a release of the Agent’s security interest in and liens on certain assets subject to the Loan and Security Agreement and (ii) subject to certain terms described in the Letter Agreement, the amount of the Chinese Credit Facility (as such term is defined therein) will be reduced and the definition of Chinese Credit Facility Reserve (as such term is defined therein) will be amended.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement itself, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Stock and Asset Purchase Agreement dated February 6, 2008, among Alfanor 7152 AS (under change of name to Otnorbidco AS), Otdelholdco Inc., Otdenholdco ApS, Alpharma Inc., Alpharma (Luxembourg) S.àr.l., Alpharma Bermuda G.P., and Alpharma International (Luxembourg) S.àr.l.

10.2
Letter Agreement dated February 6, 2008, amending the Amended and Restated Loan and Security Agreement, dated March 10, 2006, as amended, among Alpharma Inc., certain of its subsidiaries, various financial institutions party thereto from time to time and Bank of America, N.A., in its capacity as a lender and collateral and administrative agent

99.1	Press Release of the Company dated February 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.

By:	/s/ Thomas J. Spellman III
Thomas J. Spellman III
Executive Vice President and
Chief Legal Officer

Date:  February 7, 2008

Exhibit Index

Exhibit No.	Description
10.1
Stock and Asset Purchase Agreement dated February 6, 2008, among Alfanor 7152 AS (under change of name to Otnorbidco AS), Otdelholdco Inc., Otdenholdco ApS, Alpharma Inc., Alpharma (Luxembourg) S.àr.l., Alpharma Bermuda G.P., and Alpharma International (Luxembourg) S.àr.l.

10.2
Letter Agreement dated February 6, 2008, amending the Amended and Restated Loan and Security Agreement, dated March 10, 2006, as amended, among Alpharma Inc., certain of its subsidiaries, various financial institutions party thereto from time to time and Bank of America, N.A., in its capacity as a lender and collateral and administrative agent

99.1	Press Release of the Company dated February 6, 2008.